Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q3 2017 Results

New York, NY – November 1, 2017 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter ended September 30, 2017.

Business Update

Silvercrest’s third-quarter and year-to-date results reflect record revenues and net income for the third quarter and year-to-date periods. Our total assets under management increased by approximately $700 million for the third quarter ended September 30, 2017, driven by investment performance and new client capital. Silvercrest’s discretionary assets under management now total $15.3 billion, representing a year-over-year increase in discretionary assets of 16% and a new high. Silvercrest’s total assets under management now stands at $20.6 billion as of quarter end. Year-over-year, Silvercrest’s quarterly top line revenue, consolidated net income, GAAP diluted net income per share, and adjusted diluted earnings per share are up approximately 12%, 28%, 21% and 26%, respectively.

Silvercrest’s results are driven by the steady execution of our announced growth strategy and by focusing on businesses in which we believe we have a competitive advantage. Our differentiated high-quality service, intellectual capital and investment performance results have helped Silvercrest continue to its growth in assets, revenue and earnings. The third quarter of 2017 represented the firm’s eighth straight quarter of net organic growth, and Silvercrest has delivered 17 quarters of positive or breakeven asset flows, with 14 of those quarters being positive.

Silvercrest’s growth has been achieved while maintaining or increasing our adjusted EBITDA margins even while investing in the business on behalf of clients and future growth. We continue to invest in Silvercrest’s next generation of high-quality talent and have funded new growth initiatives. Silvercrest also has made technological investments, including creation of a new data warehouse, reporting system, and online portal to better serve and attract our family wealth clients.

We are pleased to announce a new Outsourced Chief Investment Officer (OCIO) growth initiative to offer endowments, foundations, family offices and other institutional investors excellent discretionary asset management services. We have built and incubated a first-class team with deep knowledge and experience in the OCIO marketplace. Our OCIO offering represents the logical extension of our 2013 strategic acquisition made to strengthen Silvercrest’s portfolio construction, asset allocation, due diligence and risk management capabilities. We have won our first OCIO investment mandates and have built a very healthy pipeline of new OCIO business opportunities.

Silvercrest continues to evaluate selective and prudent acquisitions to complement our organic growth, capabilities and professional talent, including the potential to expand in new geographies.

All of us at Silvercrest are grateful for the long-term support of our clients and shareholders.

On October 31, 2017, the Company’s Board of Directors declared a quarterly dividend of $0.12 per share of Class A common stock.  The dividend will be paid on or about December 22, 2017 to shareholders of record as of the close of business on December 15, 2017.

Third Quarter 2017 Highlights

•	Total Assets Under Management (“AUM”) of $20.6 billion, inclusive of discretionary AUM of $15.3 billion and non-discretionary AUM of $5.3 billion at September 30, 2017.
•	Revenue of $22.8 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $5.3 million and $3.7 million, respectively.
•	Basic and diluted net income per share of $0.23.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)[1] of $7.0 million
•	Adjusted net income[1] of $3.3 million.
•	Adjusted basic and diluted earnings per share[1] of $0.25 and $0.24, respectively.

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands except per share amounts and as indicated)	2017	2016	2017	2016
Revenue	$22,845	$20,470	$66,887	$59,070
Income before other income (expense), net	$5,316	$4,181	$15,217	$11,310
Net income	$3,714	$2,893	$10,614	$7,495
Net income margin	16.3%	14.1%	15.9%	12.7%
Net income attributable to Silvercrest	$1,872	$1,496	$5,417	$3,729
Net income per basic and diluted share	$0.23	$0.19	$0.67	$0.47
Adjusted EBITDA[1]	$7,024	$5,893	$20,290	$16,564
Adjusted EBITDA margin[1]	30.7%	28.8%	30.3%	28.0%
Adjusted net income[1]	$3,289	$2,609	$9,444	$7,205
Adjusted basic earnings per share[1,2]	$0.25	$0.20	$0.72	$0.56
Adjusted diluted earnings per share[1,2]	$0.24	$0.19	$0.69	$0.53
Assets under management at period end (billions)	$20.6	$17.9	$20.6	$17.9
Average assets under management (billions)[3]	$20.3	$17.6	$19.6	$18.0
Discretionary assets under management (billions)	$15.3	$13.2	$15.3	$13.2

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three and nine months ended September 30, 2017 are based on the number of shares of Class A common stock and Class B common stock outstanding as of September 30, 2017.  Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $20.6 billion

Silvercrest’s discretionary assets under management increased by $2.1 billion, or 15.9%, to $15.3 billion at September 30, 2017 from $13.2 billion at September 30, 2016.  Silvercrest’s total AUM increased by $2.7 billion, or 15.1%, to $20.6 billion at September 30, 2017 from $17.9 billion at September 30, 2016.  The increase in total AUM was attributable to net client inflows of $0.6 billion and market appreciation of $2.1 billion.

Silvercrest’s discretionary assets under management increased by $0.6 billion, or 4.1%, to $15.3 billion at September 30, 2017 from $14.7 billion at June 30, 2017.  Silvercrest’s total AUM increased by $0.7 billion, or 3.5%, to $20.6 billion at September 30, 2017 from $19.9 billion at June 30, 2017.  The increase in total AUM was attributable to market appreciation of $0.7 billion.

Third Quarter 2017 vs. Third Quarter 2016

Revenue increased by $2.4 million, or 11.6%, to $22.8 million for the three months ended September 30, 2017, from $20.5 million for the three months ended September 30, 2016. This increase was driven by growth in our management and advisory fees as a result of increased assets under management.

Total expenses increased by $1.2 million, or 7.6%, to $17.5 million for the three months ended September 30, 2017 from $16.3 million for the three months ended September 30, 2016. Compensation and benefits expense increased by $1.3 million, or 11.0%, to $13.5 million for the three months ended September 30, 2017 from $12.2 million for the three months ended September 30, 2016. The increase was primarily attributable to an increase in the accrual for bonuses of $1.1 million and an increase in salaries expense of $0.2 million primarily as a result of merit-based increases.  General and administrative expenses decreased by $0.1 million, or 2.5%, to $4.0 million for the three months ended September 30, 2017 from $4.1 million for the three months ended September 30, 2016. The decrease was primarily attributable to a decrease in investment research costs of $0.2 million mainly due to a reduction in accrued soft dollar-related research cost conversions, a decrease in sub-advisory and referral fees of $0.1 million due to a decrease in sub-advisory revenue and a decrease in professional fees of $0.1 million, partially offset by an increase in travel and entertainment expense of $0.1 million and an increase in occupancy and related costs of $0.1 million.

Consolidated net income was $3.7 million.  Net income attributable to Silvercrest was $1.9 million, or $0.23 per basic and diluted share for the three months ended September 30, 2017.  Our Adjusted Net Income1 was $3.3 million, or $0.25 per adjusted basic share and $0.24 per adjusted diluted share1, 2 for the three months ended September 30, 2017.

Adjusted EBITDA1 was $7.0 million or 30.7% of revenue for the three months ended September 30, 2017 as compared to $5.9 million or 28.8% of revenue for the same period in the prior year.

Nine Months Ended September 30, 2017 vs. Nine Months Ended September 30, 2016

Revenue increased by $7.8 million, or 13.2%, to $66.9 million for the nine months ended September 30, 2017, from $59.1 million for the nine months ended September 30, 2016. This increase was driven by growth in our management and advisory fees as a result of increased assets under management.

Total expenses increased by $3.9 million, or 8.2%, to $51.7 million for the nine months ended September 30, 2017 from $47.8 million for the nine months ended September 30, 2016. Compensation and benefits expense increased by $4.2 million, or 11.9%, to $39.6 million for the nine months ended September 30, 2017 from $35.4 million for the nine months ended September 30, 2016. The increase was primarily attributable to an increase in the accrual for bonuses of $3.7 million and an increase in salaries expense of $0.5 million primarily as a result of merit-based increases.  General and administrative expenses decreased by $0.3 million, or 2.6%, to $12.1 million for the nine months ended September 30, 2017 from $12.4 million for the nine months ended September 30, 2016. The decrease was primarily attributable to a decrease in investment research costs of $0.4 million mainly due to a reduction in accrued soft dollar-related research cost conversions, a decrease in sub-advisory and referral fees of $0.2 million due to a decrease in sub-advisory revenue, a decrease in business taxes of $0.1 and a decrease in client reimbursements of $0.1 million, partially offset by an increase in travel and entertainment expense of $0.1 million, an increase in marketing costs of $0.1 million, an increase in insurance costs of $0.1 million and an increase in occupancy and related costs of $0.2 million.

Consolidated net income was $10.6 million.  Net income attributable to Silvercrest was $5.4 million, or $0.67 per basic and diluted share for the nine months ended September 30, 2017.  Our Adjusted Net Income1 was $9.4 million, or $0.72 per adjusted basic share and $0.69 per adjusted diluted share1, 2 for the nine months ended September 30, 2017.

Adjusted EBITDA1 was $20.3 million or 30.3% of revenue for the nine months ended September 30, 2017 as compared to $16.6 million or 28.0% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were approximately $39.6 million at September 30, 2017, compared to $37.5 million at December 31, 2016. Silvercrest L.P. had notes payable of $0.7 million at September 30, 2017 and $2.5 million at December 31, 2016.  As of September 30, 2017, no amount had been drawn down on our term loan and there was nothing outstanding on our revolving credit facility with City National Bank.

Total stockholders' equity was $50.1 million at September 30, 2017.  We had 8,131,220 shares of Class A common stock outstanding and 5,070,219 shares of Class B common stock outstanding at September 30, 2017.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.

•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 40%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested deferred equity units, restricted stock units and performance units to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on November 2, 2017, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation, coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue
Management and advisory fees	$21,774	$19,457	$63,900	$56,194
Performance fees and allocations	—	—	10	—
Family office services	1,071	1,013	2,977	2,876
Total revenue	22,845	20,470	66,887	59,070
Expenses
Compensation and benefits	13,508	12,166	39,618	35,390
General and administrative	4,021	4,123	12,052	12,370
Total expenses	17,529	16,289	51,670	47,760
Income before other (expense) income, net	5,316	4,181	15,217	11,310
Other (expense) income, net
Other income, net	8	(215)	24	(99)
Interest income	11	15	33	47
Interest expense	(17)	(47)	(85)	(174)
Total other (expense) income, net	2	(247)	(28)	(226)
Income before provision for income taxes	5,318	3,934	15,189	11,084
Provision for income taxes	1,604	1,041	4,575	3,589
Net income	3,714	2,893	10,614	7,495
Less: net income attributable to non-controlling interests	(1,842)	(1,397)	(5,197)	(3,766)
Net income attributable to Silvercrest	$1,872	$1,496	$5,417	$3,729
Net income per share:
Basic	$0.23	$0.19	$0.67	$0.47
Diluted	$0.23	$0.19	$0.67	$0.47
Weighted average shares outstanding:
Basic	8,119,444	8,038,638	8,101,077	8,020,793
Diluted	8,125,131	8,049,220	8,108,893	8,026,625

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of non-GAAP financial measure:
Net income	$3,714	$2,893	$10,614	$7,495
Provision for income taxes	1,604	1,041	4,575	3,589
Delaware Franchise Tax	45	45	135	135
Interest expense	17	47	85	174
Interest income	(11)	(15)	(33)	(47)
Depreciation and amortization	704	671	2,051	2,012
Equity-based compensation	832	842	2,447	2,417
Other adjustments (A)	119	369	416	789
Adjusted EBITDA	$7,024	$5,893	$20,290	$16,564
Adjusted EBITDA Margin	30.7%	28.8%	30.3%	28.0%

(A)	Other adjustments consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Acquisition costs (a)	$—	$—	$—	$22
Non-acquisition expansion costs (b)	69	69	120	226
Severance	45	—	168	6
Other (c)	5	300	128	535
Total other adjustments	$119	$369	$416	$789

(a)	For the nine months ended September 30, 2016, reflects the $12 of legal fees associated with the Cappiccille Acquisition and $10 of professional fees related to the Jamison Acquisition.
(b)

For the three months ended September 30, 2017 and 2016, represents accrued earnout of $69 and $69, respectively, related to our Richmond, VA office expansion.  For the nine months ended September 30, 2017 and 2016, represents accrued earnout of $120 and $226, respectively, related to our Richmond, VA office expansion.

(c)

For the three months ended September 30, 2017, represents professional fees of $5 related to a technology initiative.  For the nine months ended September 30, 2017, represents a sign-on bonus paid to an employee of $105, professional fees of $18 related to a mock audit in advance of the requirements of Section 404 of the Sarbanes-Oxley Act as it relates to emerging growth companies, and professional fees of $5 related to a technology initiative.  For the three months ended September 30, 2016, represents costs associated with the upgrade of our telephone system of $16, professional fees related to a mock compliance audit of $61 and a true up adjustment of $223 to our tax receivable agreement.  For the nine months ended September 30, 2016, represents costs associated with the upgrade of our telephone system of $60, costs related to the implementation of software of $13, a sign on bonus of $261 paid to a new employee, professional fees related to a mock compliance audit of $78 and a true up adjustment of $123 to our tax receivable agreement.  The reduction in the future effective corporate tax rate will result in less tax benefits being recognized by the Company from future amortization reducing its liability pursuant to the tax receivable agreement.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Reconciliation of non-GAAP financial measure:
Net income	$3,714	$2,893	$10,614	$7,495
GAAP Provision for income taxes	1,604	1,041	4,575	3,589
Delaware Franchise Tax	45	45	135	135
Other adjustments (See A in Exhibit 2)	119	369	416	789
Adjusted earnings before provision for income taxes	5,482	4,348	15,740	12,008
Adjusted provision for income taxes:
Adjusted provision for income taxes (40% assumed tax rate)	(2,193)	(1,739)	(6,296)	(4,803)

Adjusted net income	$3,289	$2,609	$9,444	$7,205

GAAP net income per share (B):
Basic and diluted	$0.23	$0.19	$0.67	$0.47

Adjusted earnings per share/unit (B):
Basic	$0.25	$0.20	$0.72	$0.56
Diluted	$0.24	$0.19	$0.69	$0.53

Shares/units outstanding:
Basic Class A shares outstanding	8,131	8,049	8,131	8,049
Basic Class B shares/units outstanding	5,070	4,892	5,070	4,892
Total basic shares/units outstanding	13,201	12,941	13,201	12,941

Diluted Class A shares outstanding (C)	8,137	8,060	8,137	8,060
Diluted Class B shares/units outstanding (D)	5,556	5,621	5,556	5,621
Total diluted shares/units outstanding	13,693	13,681	13,693	13,681
(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 5,687 and 10,582 unvested restricted stock units at September 30, 2017 and 2016, respectively.
(D)	Includes 486,098 and 728,674 unvested restricted stock units at September 30, 2017 and 2016, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of

Financial Condition
(in thousands)

	September 30, 2017	December 31, 2016
Assets	(Unaudited)
Cash and cash equivalents	$39,558	$37,517
Investments	13	335
Receivables, net	6,458	6,270
Due from Silvercrest Funds	2,656	2,876
Furniture, equipment and leasehold improvements, net	2,505	2,411
Goodwill	25,168	25,168
Intangible assets, net	12,035	13,404
Deferred tax asset – tax receivable agreement	19,204	20,221
Prepaid expenses and other assets	1,953	4,079
Total assets	$109,550	$112,281
Liabilities and Equity
Accounts payable and accrued expenses	$2,649	$4,485
Accrued compensation	20,134	23,797
Notes payable	731	2,486
Deferred rent	138	436
Deferred tax and other liabilities	15,297	14,993
Total liabilities	38,949	46,197
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 8,131,220 and 8,074,197 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	81	81
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 5,070,219 and 4,866,303 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	50	48
Additional Paid-In Capital	41,555	41,260
Retained earnings	8,416	5,916
Total Silvercrest Asset Management Group Inc.’s equity	50,102	47,305
Non-controlling interests	20,499	18,779
Total equity	70,601	66,084
Total liabilities and equity	$109,550	$112,281

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2017	2016	2016
Beginning assets under management	$19.9	$17.2	15.7%
Gross client inflows	1.8	1.2	50.0%
Gross client outflows	(1.8)	(1.0)	80.0%
Market appreciation	0.7	0.5	40.0%
Ending assets under management	$20.6	$17.9	15.1%

	Nine Months Ended September 30,		% Change From September 30,
	2017	2016	2016
Beginning assets under management	$18.6	$18.1	2.8%
Gross client inflows	5.3	3.4	55.9%
Gross client outflows	(4.9)	(4.1)	19.5%
Market appreciation	1.6	0.5	220.0%
Ending assets under management	$20.6	$17.9	15.1%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2017	2016	2016
Beginning assets under management	$14.7	$12.6	16.7%
Gross client inflows	1.6	1.1	45.5%
Gross client outflows	(1.6)	(0.9)	77.8%
Market appreciation	0.6	0.4	50.0%
Ending assets under management	$15.3	$13.2	15.9%

	Nine Months Ended September 30,		% Change From September 30,
	2017	2016	2016
Beginning assets under management	$13.8	$12.1	14.1%
Gross client inflows	4.9	3.2	53.1%
Gross client outflows	(4.5)	(3.0)	50.0%
Market appreciation	1.1	0.9	22.2%
Ending assets under management	$15.3	$13.2	15.9%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2017	2016	2016
Beginning assets under management	$5.2	$4.6	13.0%
Gross client inflows	0.2	0.1	100.0%
Gross client outflows	(0.2)	(0.1)	100.0%
Market appreciation	0.1	0.1	0.0%
Ending assets under management	$5.3	$4.7	12.8%

	Nine Months Ended September 30,		% Change From September 30,
	2017	2016	2016
Beginning assets under management	$4.8	$6.0	(20.0)%
Gross client inflows	0.4	0.2	100.0%
Gross client outflows	(0.4)	(1.1)	(63.6)%
Market appreciation (depreciation)	0.5	(0.4)	225.0%
Ending assets under management	$5.3	$4.7	12.8%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended September 30,
	2017	2016
Total AUM as of June 30,	$19.884	$17.193
Discretionary AUM:
Total Discretionary AUM as of June 30,	14.709	12.560
New client accounts/assets (1)	0.065	0.177
Closed accounts (2)	(0.012)	(0.011)
Net cash inflow/(outflow) (3)	(0.025)	0.039
Non-discretionary to discretionary AUM (4)	(0.009)	─
Market appreciation	0.578	0.457
Change to Discretionary AUM	0.597	0.662
Total Discretionary AUM as of September 30,	15.307	13.222
Change to Non-Discretionary AUM (5)	0.121	0.039
Total AUM as of September 30,	$20.602	$17.894

	Nine Months Ended September 30,
	2017	2016
Total AUM as of January 1,	$18.602	$18.147
Discretionary AUM:
Total Discretionary AUM as of January 1,	13.801	12.077
New client accounts/assets (1)	0.257	0.514
Closed accounts (2)	(0.033)	(0.144)
Net cash inflow/(outflow) (3)	0.194	(0.144)
Non-discretionary to discretionary AUM (4)	(0.008)	0.001
Market appreciation	1.096	0.917
Change to Discretionary AUM	1.505	1.144
Total Discretionary AUM as of September 30,	15.307	13.222
Change to Non-Discretionary AUM (5)	0.495	(1.397)
Total AUM as of September 30,	$20.602	$17.894
(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of September 30, 2017

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE	ANNUALIZED PERFORMANCE
as of June 30, 2017	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	19.7	12.4	15.1	14.3	8.9
Russell 1000 Value Index		15.1	8.5	13.2	13.2	7.4
Small Cap Value Composite	4/1/02	21.2	15.0	16.0	15.9	11.7
Russell 2000 Value Index		20.6	12.1	13.3	12.8	8.7
Smid Cap Value Composite	10/1/05	23.9	15.8	16.4	15.9	10.8
Russell 2500 Value Index		15.8	9.9	13.3	13.0	8.0
Multi Cap Value Composite	7/1/02	20.4	12.8	15.4	15.2	10.0
Russell 3000 Value Index		15.5	8.8	13.2	13.2	8.2
Equity Income Composite	12/1/03	18.4	13.3	15.8	15.7	12.2
Russell 3000 Value Index		15.5	8.8	13.2	13.2	8.4
Focused Value Composite	9/1/04	16.3	12.6	16.0	14.6	11.3
Russell 3000 Value Index		15.5	8.8	13.2	13.2	8.1

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 smallest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.